Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 1 to Form S-1 of our report dated January 27, 2026, which includes an explanatory paragraph relating to InterPrivate Investment Partners V, Inc.’s ability to continue as a going concern, relating to the financial statements of InterPrivate Investment Partners V, Inc. as of December 31, 2025 and for the period from November 26, 2025 (inception) through December 31, 2025, which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

May 19, 2026